UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2010

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement

Effectiveness of Plan of Reorganization

As previously disclosed, on March 30, 2010 (the “Commencement Date”), Xerium Technologies, Inc. (the “Company”) and certain of its subsidiaries (the “Debtor Subsidiaries”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On April 1, 2010, following approval by the Bankruptcy Court, the Company entered into a debtor-in-possession financing facility consisting of a $20 million revolving credit facility and $60 million term loan (the “DIP Facility”). On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of the Company’s amended joint prepackaged plan of reorganization (the “Plan”) and entered an order (the “Confirmation Order”) confirming the Plan.

On May 25, 2010, the Plan became effective (the “Effective Date”) and the Company and the Debtor Subsidiaries emerged from chapter 11. On the Effective Date, the provisions of the Plan became binding on the Company, the Debtor Subsidiaries, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity interest holder of the Company or the Debtor Subsidiaries. Also on the Effective Date, except as otherwise provided in the Plan, the Confirmation Order discharged the Company and the Debtor Subsidiaries from any and all debts, claims, and interests that arose before entry of the Confirmation Order and substituted for such debt, claims, and interests the obligations specified under the confirmed Plan. A copy of the press release announcing the effectiveness of the Plan and the Company’s emergence from chapter 11 is filed as Exhibit 99.1 to this report.

Pursuant to the Plan, on the Effective Date, and subject to minor adjustments due to rounding, which are not expected to be material:

•

20 million shares of new common stock of the Company, par value $0.001 (the “New Common Stock”) were authorized, of which an aggregate of approximately 14,969,895 shares were issued and outstanding, as described below;

•

All of the shares of the Company’s common stock outstanding (the “Old Common Stock”), par value $0.01, were cancelled and replaced with approximately 2,565,995 shares of New Common Stock, which was equivalent to a 20 to 1 reverse split of the Company’s Old Common Stock;

•

The Company’s senior credit facility lenders and the interest rate swap termination counterparties (collectively, the “Lenders”) received, among other things, their ratable shares of (a) $10,000,000 in cash, (b) $410,000,000 in principal amount of term notes, to be issued pursuant to the Amended and Restated Credit Facility (defined below), and (c) 12,403,900 shares of New Common Stock;

•

Holders of the Company’s Old Common Stock also received warrants to purchase an aggregate of approximately 1,663,323 shares of New Common Stock (the “Warrants”), representing approximately 0.0324108 Warrants for each share of Old Common Stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of New Common Stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the Lenders;

In addition, pursuant to the Plan, the Company entered into a number of material agreements and engaged in a series of transactions on the Effective Date, which are described below.

The description of the Plan in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Plan, which was filed as Exhibit 2.1 to the Company Quarterly Report on Form 10-Q filed on May 14, 2010, and is incorporated by reference herein.

Amended and Restated Credit Facility

Pursuant to the Plan, on the Effective Date, the Company’s existing senior credit facility was amended and restated as the Second Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Facility”), dated as of May 25, 2010, by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets Inc. as Lead Arranger and Bookrunner, and other agents and banks party thereto. The Amended and Restated Credit Facility provides for a term loan that has a principal amount of $410,000,000, and a maturity date that is five years following May 25, 2010, the closing date of the Amended and Restated Credit Facility. The Amended and Restated Credit Facility is secured by second priority liens against, and security interests in, substantially all of the Company’s assets and the assets of most of its subsidiaries, subject to legal and tax considerations and requirements. In addition, most of the Company’s U.S. and non-U.S. subsidiaries will guarantee the obligations of the borrowers under the Amended and Restated Credit Facility, provided that non-U.S. guarantors will only be liable for obligations of non-U.S borrowers and non-U.S. guarantors.

Borrowings under the Amended and Restated Credit Facility term loans bear interest as follows:

•	in the case of Xerium Canada Inc., at the BA Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75% if the leverage ratio is less than 2.75:1.00;

•	in the case of Xerium Technologies, Inc. the LIBOR Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75% if the leverage ratio is less than 2.75:1.00; and

•

in the case of XTI LLC, Xerium Italia S.p.A., Huyck Wangner Austria GmbH and Xerium Germany Holding GmbH, at the Euribor Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75 % if the leverage ratio is less than 2.75:1.00.

The terms “BA Rate,” “LIBOR Rate,” and “Euribor Rate” have the same meanings as set forth in the Company’s prior credit facility except that the BA Rate, the LIBOR Rate and the Euribor Rate shall not be less than 2.00% per annum. Interest periods will be 1, 2, 3 or 6 months. If any event of default occurs and is continuing, then interest on the unpaid balance of the outstanding term loans will accrue at a per annum rate of two percent greater than the rate of interest specified above.

The Amended and Restated Credit Facility requires the Company to make mandatory prepayments under the following circumstances, subject to intercreditor sharing arrangements with the lenders under the Exit Facility (as defined below):

(a) with 100% of the net cash proceeds received by the Company from any sale of any assets (50% of the net cash proceeds of the sale of assets belonging to our Australia and Vietnamese subsidiaries) exceeding $250,000 outside the ordinary course of business (subject to certain exceptions regarding discontinued manufacturing facilities and exempting the first $3,000,000 if invested in other assets);

(b) with 100% of insurance and condemnation award payments, subject to certain exemptions;

(c) with 100% of the cash proceeds from debt issuances, subject to certain exemptions; and

(d) with 50% of its excess cash after the end of each fiscal year; that is, Adjusted EBITDA plus a working capital adjustment, minus consolidated interest expense, cash income tax expense, consolidated capital expenditures (subject to certain exceptions), consolidated restructuring costs, cash payments of withholding taxes from proceeds of the repurchase, redemption or retention of common stock and the aggregate amount of scheduled and voluntary payments made during the past fiscal year.

The Amended and Restated Credit Facility requires that the Company observe and perform numerous affirmative and negative covenants, including certain financial covenants. The Amended and Restated Credit Facility also prohibits the payment of dividends on the Company’s New Common Stock. The financial covenants per the Amended and Restated Credit Facility are now as follows:

Minimum Interest Coverage Ratio:	Four Fiscal Quarters Ending	Ratio
The ratio of four quarter Adjusted EBITDA to interest expense.	September 30, 2010 to March 31, 2011	1.75:1.00
	June 30, 2011 to December 31, 2011	2.00:1.00
	March 31, 2012 to September 30, 2013	2.25:1.00
	December 31, 2013 to December 31, 2015	2.50:1.00

Maximum Leverage Ratio:	Four Fiscal Quarters Ending	Ratio
The ratio of outstanding debt to four quarter Adjusted EBITDA.	September 30, 2010 and December 31, 2010	5.50:1.00
	March 31, 2011 and June 30, 2011	5.25:1.00
	September 30, 2011	5.00:1.00
	December 31, 2011 and March 31, 2012	4.75:1.00
	June 30, 2012 and September 30, 2012	4.50:1.00
	December 31, 2012 to June 30, 2013	4.25:1.00
	September 30, 2013 and December 31, 2013	4.00:1.00
	March 31, 2014 to September 30, 2014	3.75:1.00
	December 31, 2014 to December 31, 2015	3.50:1.00

The Amended and Restated Credit Facility defines consolidated capital expenditures for a particular fiscal year as all expenditures required under GAAP to be included in “purchase of property and equipment” or similar items included in the cash flow of the Company. The Amended and Restated Credit Facility limits the amount of the Company’s consolidated capital expenditures in a particular fiscal year to an amount not exceeding $37.3 million, $33.4 million and $33.8 million for fiscal year 2010, 2011 and 2012, respectively and $33.1 million for each of fiscal years 2013, 2014 and 2015, exclusive of capital expenditures paid with net insurance and condemnation proceeds; provided that the maximum amount of consolidated capital expenditures permitted in each fiscal year shall be increased by 50% of the amount below the maximum not spent in the prior fiscal year (determined without reference to any carryover amount).

“Adjusted EBITDA” is defined in the Amended and Restated Credit Facility as the total of (A) consolidated net income, plus (B), without duplication, to the extent that any of the following were deducted in computing consolidated net income: (i) provision for taxes based on income or profits, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, not to exceed $15 million in fiscal year 2010, $6 million in fiscal year 2011, and $5 million in any of the 2012, 2013, 2014 or 2015 fiscal years, (vi) consolidated financial restructuring costs, not to exceed $30 million for fiscal year 2010, (vii) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (viii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (ix) non-cash items related to a change in or adoption of accounting policies, (x) expenses incurred as a result of the repurchase, redemption or retention by the Company of common stock earned under equity compensation programs solely in order to make withholding tax payments, and (xi) amortization or write-offs of deferred financing costs, minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vii), (viii) and (ix) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA for the Fiscal Quarter ended December 31, 2009 shall be $24.6 million.

The description of the Amended and Restated Credit Facility is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Exit Facility

On the Effective Date, the DIP Facility was converted into an exit facility consisting of a $20 million revolving credit facility and a $60 million term loan (collectively, the “Exit Facility”) that was used to satisfy the Company’s and Debtor Subsidiaries’ obligations under the Plan and for ongoing working capital (including letters of credit) requirements. The revolving credit facility matures on a date that is three years following May 25, 2010, the closing date of the Exit Facility, and the term loans will mature on a date that is four and one-half years following May 25, 2010. The Exit Facility is secured by first priority liens against, and security interests in, substantially all of the Company’s assets and the assets of most of its subsidiaries, subject to legal and tax considerations and requirements. All loans under the Exit Facility are senior to the amounts owing under the Amended and Restated Credit Facility. In addition, most of the Company’s U.S. and non-U.S. subsidiaries guarantee the obligations of the borrowers under the Exit Facility, provided that non-U.S. guarantors will only be liable for obligations of non-U.S borrowers and non-U.S. guarantors.

The Company will be able to elect whether the loans under the Exit Facility are “LIBOR Loans” or are “ABR Loans”, and this election will determine the rate of interest on the loans. If the loans are LIBOR Loans, the loans bear interest at the annual rate equal to LIBOR plus the applicable margin, with a LIBOR floor of 2% per annum. ABR Loans bear interest at the annual rate equal to an alternate base rate plus the applicable margin. The applicable margin is set at 4.5% per year with respect to LIBOR Loans and 3.5% per year with respect to ABR Loans. The alternate base rate is a fluctuating interest rate equal to the highest of (a) the prime rate of an agreed upon financial institution, (b) the Federal Funds Effective Rate plus one-half of 1%, and (c) LIBOR plus 1%, with a LIBOR floor of 2%.

Interest periods will be 1, 2, 3 or 6 months. If any event of default occurs and is continuing, then interest on the unpaid balance of the outstanding Exit Facility loans will accrue at a per annum rate of two percent greater than the rate of interest specified above. If any event of default occurs and is continuing under the Exit Facility, each LIBOR Loan will convert to an ABR Loan at the end of the interest period then in effect for such LIBOR Loan.

The Exit Facility requires the Company to make mandatory prepayments under the same circumstances as with respect to the Amended and Restated Credit Facility, which are described above. In addition, with limited exceptions, the Exit Facility requires that the Company observe and perform the same affirmative and negative covenants, including financial covenants, as required by the Amended and Restated Credit Facility.

The description of the Exit Facility in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company issued a dividend of one preferred share purchase right (a “Right”) for each share of New Common Stock outstanding. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $0.001 per share (the “Preferred Shares”), at a price of $60.00 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

Subject to limited exceptions, in the event a person (which includes affiliates and associates) acquires beneficial ownership of 15% or more of New Common Stock without prior approval of the Company’s Board of Directors, holders of the New Common Stock, other than the acquirer, may exercise their Rights to purchase New Common Stock (or, in certain circumstances, Preferred Shares or other similar securities of the Company) having a value equal to two times the exercise price of the Right. Until such time as the Rights become exercisable, are redeemed, or expire, the Rights will be attached to shares of New Common Stock and may be transferred with and only with shares of New Common Stock.

A more detailed description of the terms of the Rights Agreement is included in Amendment No. 1 to the Company’s Registration Statement on Form 8-A relating to the Rights, filed on May 21, 2010. The descriptions of the Rights Agreement are qualified in their entirety by reference to the full text of such document, which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and is incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) on the Effective Date with Apax WW Nominees Ltd, Apax-Xerium Apia L.P., AS Investors, LLC, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P. (the “RRA Parties”). Pursuant to the Registration Rights Agreement, the Company agreed that commencing on the 90th day after the Effective Date, any of the RRA Parties or group of RRA Parties may request registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or any portion of the New Common Stock held by such RRA Party on Form S-1 or Form S-3, as applicable. A RRA Party may not demand registration rights unless (A) the total offering price of the shares is reasonably expected to be at least $50 million (in the case of a Form S-1) or $20 million (in the case of a Form S-3) or (B) the shares to be registered represent at least 10% of the outstanding New Common Stock of the Company. In addition, the Registration Rights Agreement provides the RRA Parties with certain piggyback registration rights.

The description of the Registration Rights Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.4 to this Current Report on Form 8-K, and is incorporated by reference herein.

Director Nomination Agreements

Pursuant to the Plan, the Company entered into (i) a Director Nomination Agreement with AS Investors, LLC, and (ii) a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (both agreements together, the “Director Nomination Agreements,” and the lender parties thereto, the “Nominating Lenders”) on the Effective Date. Each of the Director Nomination Agreements provides that as long as the applicable Nominating Lender(s) is the beneficial owner of a number of shares of New Common Stock that is 50% or more of the number of shares distributed to such Nominating Lender(s) pursuant to the Plan (in such capacity, a “Continuing 50% Holder”), the Company will nominate for election to membership on its Board of Directors one individual designated by each such Continuing 50% Holder.

The description of the Director Nomination Agreements in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 10.5 and 10.6 to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Amended and Restated Credit Facility and the Exit Facility is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Plan, on the Effective Date, all of the Company’s existing common stock, par value $0.01 per share, was canceled, and 20 million shares of New Common Stock, par value $0.001, were authorized. On the Effective Date, subject to minor adjustments due to rounding, which are not expected to be material, (i) 12,403,900 shares of New Common Stock were issued to the Company’s Lenders, and (ii) holders of the Company’s Old Common Stock were issued approximately 2,565,995 shares of New Common Stock and Warrants to purchase approximately 1,663,323 shares of New Common Stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of New Common Stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the Lenders.

Consistent with the Confirmation Order and applicable law, the Company relied on section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the New Common Stock and Warrants.

The Registration Rights Agreement described under Item 1.01 of this Current Report of Form 8-K provides for the registration of the shares of New Common Stock issued to the RRA Parties pursuant to the Plan under certain specified circumstances.

The description of the Warrants in this Current Report on Form 8-K is qualified in its entirety by reference to the Form of Warrant, which is filed as Exhibit 4.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the cancellation of the Company’s existing common stock, issuance of the New Common Stock, and adoption of the Rights Agreement, and the information in set forth in Item 5.03 regarding the amendments to the Company’s Certificate of Incorporation and By-Laws, is incorporated by reference in this Item 3.03.

Item 5.01	Changes in Control of Registrant.

Upon the Effective Date, by operation of the Plan and as discussed in Item 1.01 of this Current Report on Form 8-K, all of the Company’s Old Common Stock was cancelled and approximately 82.6% of the Company’s New Common Stock was issued to the Lenders. Holders of the Company’s Old Common Stock were issued approximately 17.4% of the New Common Stock, along with Warrants to purchase up to an additional 10% of the New Common Stock outstanding on the Effective Date on a fully diluted basis. As a result of these issuances, Apax Europe IV GP Co. Ltd. and its affiliated entities, which previously owned approximately 48.8% of the Company’s Old Common Stock, owned approximately 8.4% of the Company’s New Common Stock on the Effective Date, along with Warrants to purchase an additional 5.4%.

As discussed in Item 5.02 of this Current Report on Form 8-K, the composition of the Company’s Board of Directors as of the Effective Date is substantially different from the composition of the Board of Directors immediately prior to the Effective Date. In addition, as described in Item 1.01 of this Current Report on Form 8-K, the Company has entered into the Director Nomination Agreements, pursuant to which the applicable Nominating Lender(s) may designate one individual for nomination to the Company’s Board of Directors, so long as the Nominating Lender(s) continues to own at least 50% of the New Common Stock issued to such lender(s) on the Effective Date.

As a result of the changes in ownership of the Company on the Effective Date, the Company is no longer considered a “Controlled Company” under Section 303A of the New York Stock Exchange Listed Company Manual.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the reconstitution of the Board pursuant to the Plan, the resignations of David G. Maffucci and John Raos from the Board become effective on the Effective Date.

Also on the Effective Date pursuant to the Plan, each of Ambassador April H. Foley, John F. McGovern, Marc Saiontz and James F. Wilson became directors of the Company.

Mr. Saiontz is a managing director of American Securities LLC (together with its affiliates, “American Securities”), and Mr. Wilson is a general partner of Carl Marks Management Company (together with its affiliates, “Carl Marks”). American Securities and Carl Marks: (i) were among the Company’s lenders under its prior credit facility, (ii) are lenders under the Company’s Amended and Restated Credit Facility, (iii) are among the lenders that nominated directors for the reconstituted Board pursuant to the Plan, and (iv) are each party to a Director Nomination Agreement. As of the Effective Date, the total amount outstanding under the Company’s Amended and Restated Credit Facility was approximately $410 million, and American Securities and Carl Marks held approximately (i) 16.5% and 11.1% respectively, of the outstanding loans and commitments under the facility, and (ii) 13.7% and 9.2%, respectively, of the outstanding shares of New Common Stock. The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Plan, the Amended and Restated Credit Facility, the Exit Facility, the Director Nomination Agreements and the Registration Rights Agreement is incorporated by reference in this Item 5.02.

Each of Ambassador Foley and Mr. McGovern has been named to the Audit, Compensation and Nominating and Governance Committees of the Board. Each of the new directors will be compensated in accordance with the Company’s policy for compensation of non-management directors.

2010 Equity Incentive Plan

Pursuant to the Plan, the Company adopted the 2010 Equity Incentive Plan on the Effective Date. The purpose of the 2010 Equity Incentive Plan is to attract and retain key employees, directors and consultants of the Company and its affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting awards with respect to the Company’s New Common Stock.

Administrator

The 2010 Equity Incentive Plan requires that a committee consisting of not fewer than two members of the Board of Directors shall administer the 2010 Equity Incentive Plan and make grants to key employees, directors, and consultants. The 2010 Equity Incentive Plan is currently administered by the Compensation Committee. The Compensation Committee will continue to administer 2010 Equity Incentive Plan and will have the power to select participants, determine award terms and conditions and adopt, alter and repeal administrative rules, guidelines and practices applicable to the 2010 Equity Incentive Plan. The Compensation Committee may delegate duties and responsibilities to one or more of its members and may delegate certain functions to officers and others. The Board of Directors may perform the functions of the Compensation Committee except in those instances where applicable tax rules require that the Compensation Committee act.

Shares Reserved for Awards

The maximum number of shares that may be delivered under or in satisfaction of awards under the 2010 Equity Incentive Plan is 463,525 shares of New Common Stock, provided, however, that to the extent that equity incentive awards granted prior to the Effective Date pursuant to the Company’s 2005 Equity Incentive Plan, as amended, or employment agreements with the

Company’s senior management do not vest on or after the Effective Date in accordance with their terms, the number of shares of New Common Stock reserved pursuant to the Plan with respect to such unvested awards shall be added to the number of shares of New Common Stock that may be delivered under the 2010 Equity Incentive Plan. Shares subject to but not issued under an award (for example, in the case of an award that is terminated or cancelled or that expires or is satisfied, in whole or in part, with cash or property other than New Common Stock) are not counted for this purpose as shares delivered under the 2010 Equity Incentive Plan. The aggregate limit on shares deliverable under the 2010 Equity Incentive Plan will not be reduced by shares delivered under awards assumed in a merger, consolidation, stock purchase or similar transaction or under awards granted in substitution for another company’s awards in connection with such a transaction.

The maximum number of shares of New Common Stock for which options and SARs may be granted to any participant in a calendar year is, in each case, 150,000, and the maximum number of shares of stock subject to other awards that may be delivered to any participant in a calendar year is 150,000. These limits, and the aggregate maximum number of shares deliverable under the 2010 Equity Incentive Plan as described in the preceding paragraph, are subject to adjustment in the case of stock dividends and other transactions affecting the Company’s New Common Stock.

Awards

The 2010 Equity Incentive Plan provides for the grant of awards consisting of any or a combination of stock options, SARs, restricted stock, unrestricted stock or stock unit awards.

Stock Options

The Compensation Committee may grant both (i) options to purchase shares of New Common Stock that are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules thereunder (“incentive stock options” or “ISOs”) and (ii) options that are not intended to comply with such requirements (“nonqualified stock options” or “NSOs”). The exercise price for any stock option will not be less than the fair market value of the Company’s New Common Stock on the date of grant. Shares of New Common Stock will not be delivered pursuant to any exercise of a stock option until payment in full of the exercise price for the stock option is received by the Company.

Stock Appreciation Rights

The Compensation Committee may grant rights to receive any excess in value of the shares of New Common Stock subject to the rights over the exercise price of the rights (“SARs”). The Compensation Committee will determine whether SARs are settled in cash, New Common Stock or other securities of the Company, awards or other property, and may define the manner of determining the excess in value of the shares of New Common Stock. The grant price for any SAR will not be less than the fair market value of the Company’s New Common Stock on the date of grant.

Restricted or Unrestricted Stock Awards

The Compensation Committee may grant shares of restricted New Common Stock. The restricted stock will vest and become transferable upon the satisfaction of conditions set forth in the respective restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. The Compensation Committee also may grant shares of unrestricted New Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Compensation Committee may determine.

Stock Unit Awards

The Compensation Committee may grant awards consisting of generally nontransferable units representing the right or conditional right of the holder to a future delivery of shares of New Common Stock. Stock units awards may be subject to vesting conditions set forth in the award agreements. The holder of a restricted stock unit award will have none of the rights of a holder of New Common Stock unless and until shares of New Common Stock are actually delivered in satisfaction of such units.

Performance Goals

The Compensation Committee may establish performance goals on which the granting of restricted stock, unrestricted stock, or stock unit awards, or the vesting of restricted stock or stock unit awards, will be subject. These performance goals may be based on corporate or other business criteria as the Compensation Committee may determine. The Compensation Committee will determine whether any performance goals so established have been achieved, and if so to what extent. The 2010 Equity Incentive Plan specifies the performance criteria terms that are applicable to any award for which performance goals are established that is intended to satisfy the exception for qualified performance-based compensation under Section 162(m) of the Code.

Acceleration

Any awards granted under the 2010 Equity Incentive Plan may be subject to acceleration of vesting, to the extent permitted by the Compensation Committee, including, but not limited to, in the event of the participant’s death, disability, retirement, or involuntary termination or due to a change in control.

Transferability

Awards granted under the 2010 Equity Incentive Plan are generally not transferable by the participant.

Change in Control

The 2010 Equity Incentive Plan provides for certain modifications to awards if a “Covered Transaction” occurs. A Covered Transaction is generally one in which (i) any person or group, other than the Company or any of its subsidiaries, becomes a beneficial owner of more than 50% of the Company, (ii) the Company completes a merger, and any person or group (other than a person or group holding more than 50% of the Company prior to the merger) holds 50% or more of the Company following the merger, (iii) the Company sells all or substantially all of its assets or business (other than to any person or group that held 50% or more of the Company prior to the sale), or (iv) a dissolution or liquidation of the Company occurs.

In the event of a Covered Transaction, without further action from the Compensation Committee: (i) all outstanding options and SARs immediately vest and become exercisable, and (ii) all outstanding restricted stock awards and stock unit awards immediately become fully earned and vested, and any applicable restricted period immediately lapses; provided, however, that: (a) any such awards that are conditioned on price targets with respect to the New Common Stock only become earned and vested to the extent that the that the price targets are met with respect to the New Common Stock in the Covered Transaction, and (b) for awards subject to other performance-based conditions, only the portion of such awards for which the applicable performance-based conditions have been achieved, as determined by the Compensation Committee, become earned and vested. In the event of a Covered Transaction, the Compensation Committee in its discretion may, with respect to any award, at the time the award is made or at any time thereafter, take one or more of the following actions: (i) accelerate any time period relating to exercise or payment of the award, (ii) provide for the cancellation of the award (without the consent of the participant) in exchange for the payment of cash or other property with a fair market value equal to the amount that would have been received if the award had been exercised or paid immediately prior to the transaction, (iii) adjust the terms of the award to reflect the transaction, (iv) cause the award to be assumed or new awards substituted by another entity or (v) make other provision as the Compensation Committee considers equitable to the participant and in the Company’s best interests.

Termination of Employment

Unless the Compensation Committee provides otherwise and subject to certain exceptions, upon termination of a participant’s employment or service relationship with the Company unvested awards and awards not then exercisable will be forfeited and stock options and SARs that are then exercisable must generally be exercised within three months after termination or within one year after death, but in no event later than the expiration of the award term.

Amendments

The Board of Directors may amend the 2010 Equity Incentive Plan or terminate the 2010 Equity Incentive Plan as to any further grants, subject to such stockholder approval as the Board determines to be necessary or advisable. The Compensation Committee may amend or terminate any outstanding award, but any such action shall require the participant’s consent unless the Compensation Committee determines that the action would not materially and adversely affect the participant.

The description of the 2010 Equity Incentive Plan in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.7 to this Current Report on Form 8-K, and is incorporated by reference herein.

2010 Performance Award Program

On May 26, 2010, the Board of Directors approved the Company’s Performance Award Program for 2010 (the “2010 Program”), and in connection with the 2010 Program, the specific performance metrics, the participants in the 2010 Program and their target awards.

Each award under the 2010 Program will be performance-based, and the relevant measure of performance in determining the total amount paid out under each award will be Adjusted EBITDA (as defined in the Company’s Amended and Restated Credit Facility). This measure of performance was established consistent with the Company’s 2010 operating plan. A specific target award is set for each participant in the 2010 Program equal to a percentage of his or her current base cash compensation. Thus, the amount of the payout to a participant who receives an award is a function of the Company’s performance against the 2010 Adjusted EBITDA target and the size of the participant’s target award. Each award will be earned only if the executive remains continuously employed by the Company or a subsidiary through December 31, 2009, and each award will be paid in cash. Awards for the 2010 performance year are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code for 2010.

The description of the 2010 Program in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.8 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Plan, on the Effective Date, and prior to the issuance of the New Common Stock, the Warrants and the Rights, the Company filed with the Secretary of State of Delaware a Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) which:

•

Revised the authorized capitalization of the Company to provide that the Company’s authorized capital stock will consist of 20,000,000 shares of New Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 20,000 shares are designated as Series A Junior Participating Preferred Stock upon the applicable terms, designations, powers and preferences as set forth in Exhibit A to the Amended and Restated Certificate of Incorporation; and

•	Provides that the Company may not issue any non-voting equity securities as contemplated by section 1123(a)(6) of the Bankruptcy Code.

On the Effective Date, in connection with its emergence from chapter 11, the Company re-adopted its Amended and Restated By-Laws (the “Amended and Restated By-Laws”), which contain no changes from the Company’s By-Laws previously in effect.

The descriptions of the Second Amended and Restated Certificate and Amended and Restated By-Laws in this Current Report on Form 8-K are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

The information contained in this report under item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On May 28, 2010, the Company filed its Monthly Operating Report for the period April 1, 2010 – April 30, 2010 (the “MOR”) with the Bankruptcy Court. The MOR is available on the Company’s case administration website located at www.xeriuminfo.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-Laws of the Company.

4.1	Form of Stock Certificate.

4.2	Form of Warrant.

10.1	Amended and Restated Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.

10.2	Exit Facility Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.

10.3	Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated May 25, 2010.

10.4	Registration Rights Agreement entered into by and among the Company and the RRA Parties, dated May 25, 2010.

10.5	Director Nomination Agreement entered into by and among the Company and AS Investors, LLC, dated May 25, 2010.

10.6	Director Nomination Agreement entered into by and among the Company, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010.

10.7	2010 Equity Incentive Plan of the Company.

10.8	Performance Award Program for 2010.

99.1	Press Release dated May 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: May 28, 2010	By:	/S/ DAVID G. MAFFUCCI
	Name:	David G. Maffucci
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-Laws of the Company.

4.1	Form of Stock Certificate.

4.2	Form of Warrant.

10.1	Amended and Restated Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.

10.2	Exit Facility Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.

10.3	Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated May 25, 2010.

10.4	Registration Rights Agreement entered into by and among the Company and the RRA Parties, dated May 25, 2010.

10.5	Director Nomination Agreement entered into by and among the Company and AS Investors, LLC, dated May 25, 2010.

10.6	Director Nomination Agreement entered into by and among the Company, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010.

10.7	2010 Equity Incentive Plan of the Company.

10.8	Performance Award Program for 2010.

99.1	Press Release dated May 25, 2010.